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                          UNITED STATES DISTRICT COURT
                          SOUTHERN DISTRICT OF FLORIDA
                                 MIAMI DIVISION



CENDANT CORPORATION and
SEASON ACQUISITION CORP.,

                                    Plaintiffs,
                                                    Case No. 98-0159-CIV-MOORE
         v.
                                                    Magistrate Judge Johnson

AMERICAN BANKERS INSURANCE GROUP,
INC., GERALD N. GASTON, R. KIRK
LANDON, EUGENE M. MATALENE, JR.,
ARMANDO CODINA, PETER J. DOLARA,
JAMES F. JORDEN, BERNARD P. KNOTH,
ALBERT H. NAHMAD, NICHOLAS J. ST.
GEORGE, ROBERT C. STRAUSS, GEORGE E.
WILLIAMSON II, DARYL L. JONES, NICHO
LAS A. BUONICONTI, JACK F. KEMP,
AMERICAN INTERNATIONAL GROUP, INC.
and AIGF, INC.,

                    Defendants.

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AGREED ORDER ON PLAINTIFFS' MOTION FOR EXPEDITED DISCOVERY

         THIS CAUSE came on before the Court upon Plaintiff's Motion for Expedited Discovery. Upon consideration of plaintiffs' motion, the agreement of counsel and other matters of record, it is hereby:

         ORDERED AND ADJUDGED that Plaintiffs' Motion for Expedited Discovery is GRANTED in the following respects. Defendants shall serve their written responses and



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objections, if any, to Plaintiffs' Request for Production of Documents and
their initial production of responsive documents by hand and/or overnight delivery service on February 3, 1998. Defendants shall complete their production of responsive documents not subject to unresolved objections by hand and/or overnight delivery on February 6, 1998. Defendants shall apprise plaintiffs of any objections with respect to the volume of production upon identification of such circumstance, and in any event prior to February 3, 1998, and shall attempt to resolve such volume issues through immediate negotiations. It is further

         ORDERED AND ADJUDGED that the deposition discovery proposed by plaintiffs in Exhibit "A" to Plaintiffs' Motion for Expedited Discovery will commence on February 9, 1998 and be completed by February 19, 1998, at mutually convenient times and places subject to the availability of the witnesses and any Court order limiting discovery for good cause shown. Defendants will serve any objections to witnesses designated by plaintiffs for deposition on February 3, 1998. It is further

         ORDERED AND ADJUDGED that the parties shall negotiate and submit an appropriate Confidentiality Stipulation and Order on February 3, 1998. It is further

         ORDERED AND ADJUDGED that discovery shall proceed on an expedited basis, including, without limitation, subpoenas on third party witnesses. It is further

         ORDERED AND ADJUDGED that the parties will continue their good faith negotiations with respect to expedited discovery issues and attempt to resolve any disputes prior to seeking a judicial determination.

         DONE AND ORDERED in Chambers in Miami, Florida, this 29th day of January, 1998.


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                                          Case No. 98-0159-CIV-MOORE

                                          /s/ K. Mitchell Moore
                                          ------------------------------
                                          K. Mitchell Moore, Judge
                                          United States District Court


Copies provided to:  All Counsel of Record



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